EXECUTION COPY

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is entered into as of this ___ day of March, 2009, by and among Micro Memory Bank, Inc., a Pennsylvania corporation (hereinafter referred to as "Seller"), Mr. David Sheerr, individually and as sole shareholder of Seller ("Shareholder") and Dataram Corporation, a New Jersey corporation (hereinafter referred to as "Buyer").

     WHEREAS, Seller is in the computer memory business (the "Business"); and

     WHEREAS, Buyer is in the business of manufacturing and selling memory systems and related products; and

     WHEREAS, Seller and Shareholder wish to sell to Buyer, and Buyer wishes to purchase from Seller, certain of the assets, properties, rights and claims of the Business and to assume certain liabilities related thereto, all as described herein and upon the terms and conditions and subject to certain obligations as set forth in this asset purchase agreement (the "Agreement").

     NOW THEREFORE in consideration of the representations, warranties, covenants and agreements herein contained, Seller, Shareholder and Buyer agree as follows:


Article I.  THE TRANSACTION

     1.1     Purchase and Sale of Assets.  At Closing (as defined in Article
5.1 below), Seller shall sell, convey, transfer, assign and deliver to Buyer (or its designated wholly-owned subsidiary), and Buyer (or its designated wholly-owned subsidiary) shall purchase, accept and receive, all of Seller's right, title and interest in, to and under the Purchased Assets (as defined in Article 1.2 below).

     1.2 Purchased Assets. The "Purchased Assets" are those assets of Seller to be set forth on a list prepared by Seller and delivered to Buyer on or before Closing (the "Purchased Asset List"), including but not limited to, the respective business names and trade names of Seller (including but not limited to Micro Memory Bank, [REDACTED] and [REDACTED]), owned or licensed intellectual property and domain names, any intellectual property applications, accounts receivable, web-based systems, know-how, licenses, schematics or plans, manufacturing equipment, furnishings, special test fixtures, software programs and tools, documents and records of the business, leases, customer lists, goodwill and all other related materials and other tangible and intangible assets, but not including cash or cash equivalents or inventory.

     1.3 Assets Not Purchased under the Agreement. Any assets not expressly set forth on the Purchased Asset List are not purchased under this Agreement but shall remain the property of Seller ("Excluded Assets"). A list of such Excluded Assets shall be delivered at Closing.

     1.4 Assumption of Obligations and Liabilities: Buyer shall assume those obligations and liabilities of Seller which are expressly disclosed on Seller's financial statements (the "Financial Statements") or on the Purchase Asset List delivered to Buyer at Closing, and the Accrued Employee Benefits (all such liabilities and obligations being referred to collectively as the "Assumed Obligations"), and no others. For the avoidance of doubt, the parties expressly agree that Buyer shall not be liable for, and Buyer does not assume or agree to pay, perform or discharge, any debt, claim, lien duty, contract, tax or liability, known, unknown, contingent or otherwise, that are not so disclosed to Buyer. Seller agrees to remain responsible for any obligations not expressly assumed by Buyer
hereunder (the "Retained Obligations").   Accrued Employee Benefits means
(i) the COBRA benefits (described in part 6 of Subtitle B of Subchapter 1 of ERISA) required to be provided or funded by Seller to, or for the account of any of its Employees as a result of Seller's statutory or contractual obligations, and (ii) unused vacation and sick days accrued by Seller's employees, and set forth on Schedule 2.1.9(a) hereto as updated through Closing as described in Article 5.2.11 hereof.

Article II.  REPRESENTATIONS AND WARRANTIES

     2.1          Seller's and Shareholder's Representations and Warranties.
Seller and Shareholder jointly and severally represent and warrant to Buyer as of the date hereof and as of Closing, and agree, as follows:

     2.1.1 Organization; Capacity. Seller is a corporation duly organized and validly existing under the laws of the State of Pennsylvania, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations. Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. Shareholder has full legal capacity and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

     2.1.2 Authority; No Conflict. Seller has obtained (or shall, before Closing, obtain) all necessary approvals, including without limitation any required from its Board of Directors and equity holders, for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no further approvals of this Agreement are necessary to effectuate its terms. This Agreement constitutes the legal, valid and binding obligation of each of Seller and Shareholder, enforceable against each in accordance with its terms. Neither the execution and delivery of this Agreement by Seller, nor the consummation or performance of any of the transactions contemplated hereby by Seller, will conflict with Seller's organizational documents or with any agreement to which Seller is a party, or give rise to the right of any party to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract; or result in the imposition or creation of any encumbrance upon any of the assets owned or used by Seller. Neither the execution and delivery of this Agreement by Shareholder, nor the consummation or performance of any of the transactions contemplated hereby by Shareholder, will conflict with any agreement to which Shareholder is a party, or give rise to the right of any party to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract; or result in the imposition or creation of any encumbrance upon any of the assets owned by Shareholder. Neither Seller nor Shareholder will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except for such notices and consents as have already been obtained, such notices and/or consents necessary to transfer any intellectual property or intellectual property applications, and any notices or consents in connection with the line of credit mentioned in Article 3.3 hereof.

     2.1.3 Ownership; Title; Purchased Asset List and Financial Statements. Seller is the sole legal and beneficial owner of all of the Purchased Assets, free of any lien, claim or encumbrance, and will transfer to Buyer at Closing good and valid title to, and legal and beneficial ownership of, all of the Purchased Assets and the right to use the names "Micro Memory Bank," "[REDACTED]" and "[REDACTED]," free of any lien, claim or encumbrance. No person has a right or other option to buy or use any of the Purchased Assets. The Purchased Asset List and the Financial Statements delivered to Buyer will be true, correct and complete in all respects.

     2.1.4 Share Ownership; Corporate Records. Before Closing, Seller shall provide Buyer with a true, correct and complete listing of all debt and equity interests of Seller issued and outstanding, or issuable upon the exercise of any options, warrants or similar arrangements, as well as a true, correct and complete listing of all holders of such interests. Before Closing, Seller shall provide Buyer with a true, correct and complete listing of its present officers and directors, and shall give Buyer the opportunity to review its minute books, stock record books, and other records, all of which are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors, of Seller.

     2.1.5 Condition and Sufficiency of Assets. Each of the Purchased Assets is in good operating condition and repair, and is adequate for the uses to which they are being put, and none of such Purchased Assets are in need of maintenance or repairs, in both cases, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     2.1.6 No Undisclosed Liabilities. Except as set forth in the Financial Statements and as expressly disclosed to Buyer herein, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise).

     2.1.7 Taxes. Seller has filed or caused to be filed on a timely basis all federal and other tax returns that are or were required to be filed by or with respect to it. Seller has paid, or made provision for the payment of, all taxes (including all taxes required to be withheld or collected) that are shown as due on such tax returns or pursuant to any assessment received by Seller with respect to such returns.

     2.1.8        Legal Proceedings and Compliance with Law.
There is no lawsuit, action, suit, arbitration, administrative or other proceeding, criminal prosecution or other investigation or inquiry ("Legal Proceeding") of any federal, state, local, foreign or other governmental or quasi-governmental agency, authority, court or body or any other type of regulatory body ("Governmental Entity") that is pending or, to Seller's or Shareholder's Knowledge, threatened against Seller. There has been no Material Breach, default or violation or the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a Material Breach, default or violation (collectively, a "Default") under any statute, law, ordinance, regulation, order or rule of any Governmental Entity, including but not limited to those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters (collectively, "Laws"), including but not limited to Environmental Laws, applicable to Seller or the Business, and neither Seller nor Shareholder has received any written notices from any Governmental Entity regarding any alleged such Defaults applicable to Seller under any Laws. "Environmental Law" means any and all Laws, Court Orders and Governmental Permits relating to the protection of health, safety or the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, including, but not limited to: the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and the Safe Drinking Water Act of 1974, 42 U.S.C. Section 300(f) et seq.; and the state analogies thereto, and the regulations promulgated thereunder, all as amended or superseded from time to time; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance. There has been no Default with respect to any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court, regulatory body or other Governmental Entity that is binding on Seller, Shareholder or their respective property under applicable Law ("Court Order") applicable to Seller. For purposes of this Agreement, "Knowledge" means, with respect to a specified person, Knowledge of a particular fact or other matter if that person is actually aware of that fact or matter. Seller and Shareholder will each be deemed to have Knowledge of a particular fact or other matter only if David Sheerr has Knowledge of the fact or other matter. A "Material Breach" means any breach which (i) will have a material adverse effect on the Business of Seller, including the assets, financial condition, prospects, results of operations, liquidity, products, competitive position, customers or customer relations thereof or (ii) will, along with all other breaches of Laws, result in an aggregate liability of over $5,000.

          Without limiting the generality of Article 2.1.8 (a), to the Knowledge of Seller or Shareholder, there has not been any Environmental Condition (i) at any premises at which the Business has been conducted by Seller, any affiliate thereof or any predecessor of any of them, (ii) at any property owned, leased or operated at any time by Seller, any entity controlled by Seller or any predecessor of any of them, or (iii) at any property at which Hazardous Substances have been deposited or disposed of by or at the behest or direction of any of the foregoing, nor has Seller received notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by Seller or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) of this Article 2.1.8 (b) that (A) has required or could reasonably be expected to require abatement or correction under an Environmental Law, (B) has given or could reasonably be expected to give rise to any civil or criminal liability on the part of Seller under an Environmental Law, or (C) has created or could reasonably be expected to create a public or private nuisance. "Release" means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property. "Hazardous Substances" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

          Seller has delivered to Buyer complete copies of any written reports, studies or assessments in the possession or control of Seller, any affiliate or any agents thereof that relate to any Environmental Condition.
Schedule 2.1.8 (c) identifies any other reports, studies or assessments that relate to any Environmental Condition of which Seller or Shareholder has Knowledge.

          Seller has obtained and is in full compliance with all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations of any Governmental Entity ("Governmental Permits") relating to the Business all of which are listed in Schedule 2.1.8
(d) along with their respective expiration dates, that are required for the operation of the Business. All of such Governmental Permits are currently valid and in full force, and Seller has filed such timely and complete renewal applications as may be required with respect to such Governmental Permits. To Seller's Knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

     2.1.9        Employee Relations and Benefits.

          (a) Schedule 2.1.9 (a) sets forth a true and complete list of the names and base salaries of all employees of Seller involved in the operation of the Business (the "Employees"). Except as set forth on
Schedule 2.1.9 (a), Seller: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries, and other payments to employees, (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental body, with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees. No individual who is an independent contractor of Seller should have been treated as an employee of it for any tax (including but not limited to income, Social Security, unemployment or disability taxes) or other purposes. All Company employees are legally authorized to work for Seller in the United States and Schedule
2.1.9 (a) sets forth the names and details of all employees of Seller who are working in the United States under a visa (including type of visa and expiration date). Seller has paid in full all employee compensation that has accrued as of Closing (including without limitation all incentive compensation, bonuses and commissions) other than employee compensation included in the Financial Statements. All accrued but unused vacation and sick days of employees have been included as a liability on the Financial Statements and have been set forth in Schedule 2.1.9(a). No employee of Seller has left the employment of Seller during the last sixty days and there is no person who is presently receiving COBRA benefits in connection with employment by Seller.

          (b) Schedule 2.1.9 (b) lists each "employee benefit plan" (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind (collectively, "Employee Benefit Plan") that Seller maintains or to which Seller contributes or has any obligation to contribute.

                  (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"), and other applicable laws.

                  (ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law (collectively, "COBRA") have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan (as defined in ERISA) subject to COBRA.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan (as defined in ERISA) and all contributions for any period ending on or before Closing that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before Closing have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  (iv) Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination or opinion from the Internal Revenue Service that such Employee Benefit Plan is so qualified and neither Shareholder nor Seller's directors or officers are aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.
                  (v) There have been no "Prohibited Transactions" (as defined in ERISA Section 406 and Code Section 4975) with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by Seller or any other entity that is treated as a single employer with the Company for the purposes of Code Section 414 (collectively, an "ERISA Affiliate"). No fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Shareholder or any of the directors and officers of Seller, threatened.

                  (vi) Seller has had delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

          (c) Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a defined benefit plan.

          (d) Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any "multiemployer plan" (as defined in ERISA Section 3(37)).

          (e) Seller neither maintains, contributes to or has an obligation to contribute to, nor has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Seller other than in accordance with COBRA.

     2.1.10       Intellectual Property.

          (a) Seller is the legal and beneficial owner of all right, title, and interest in and to the intellectual property included in the Purchased Assets (the "Intellectual Property"), free and clear of any and all liens, security interests, charges, encumbrances, entities, and other adverse claims.

          (b) Seller has no patents or registered copyrights or trademarks, and no pending applications for the same. To the Knowledge of Seller, there is no potentially interfering patent, patent application, trademark or trademark application of any third party. Seller has received no written notice of any of the actions described in the preceding sentence, or of any similar denial or challenge claimed, against the Intellectual Property.

          (c) To the Knowledge of Seller, no Intellectual Property is being infringed. There has been no challenge to the validity or enforceability of any patent or trademark, nor, to the Knowledge of Seller, no threat of any such challenge. To the Knowledge of Seller, none of the products manufactured and sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other person.

     2.1.11       Accounts Receivable; Contracts.

          (a) The accounts receivable of Seller are bona fide accounts receivable created in the ordinary course of business. To the Knowledge of Seller, there are no facts or circumstances (other than general economic conditions) that are likely to result in any increase in the uncollectability of such accounts receivable. All notes and accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible.

          (b) Seller is not in Default under any contract, which default could reasonably be expected to result in a liability on the part of Seller in excess of $1,000 in any individual case, and the aggregate liabilities that could reasonably be expected to result from all such Defaults do not exceed $5,000. Neither Seller nor Shareholder has received any communication from, and has not given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under a contract to which Seller is a party. To Seller's Knowledge,
(i) none of the other parties to any contract to which Seller is a party is in Default thereunder, and (ii) each such contract is enforceable against any other parties thereto in accordance with terms thereof. The Purchased Asset List shall contain a complete list of all contracts to be assumed, and Seller shall provide Buyer with true, correct and complete copies of all of such contracts, as promptly as possible but in any event by the Closing.

     2.1.12 Customer Lists. Both on the date hereof and at Closing, Seller shall provide to Buyer true, correct, complete and current listings of and contact information for all of its customers, as further described in
Article 1.2 hereto (the "Customer Lists"). All the customers listed on the Customer Lists (the "Customers") shall be active customers of Seller or have placed orders with Seller within the last year. Such lists shall specify all customers and amounts presently due and all past due customers and amounts. None of the Customers are past due in paying Seller for products provided and/or services rendered except as expressly set forth in the Customer Lists or on the Financial Statements. To the best of Seller's Knowledge, Seller has received no notice from any Customer indicating dissatisfaction with any Seller's products, services or amounts charged or threatening to discontinue using Seller for these or other reasons.

     2.1.13 Brokers or Finders. Neither Seller, Shareholder nor Seller's officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will become the obligation of Buyer.

     2.2 Buyer Representations and Warranties. Buyer Represents and Warrants to Seller as of the date hereof and as of Closing, and agrees, as follows:

     2.2.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey.
     2.2.2 Authority; No Conflict. Buyer has obtained (or shall, before Closing, obtain) all necessary approvals for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no further approvals of this Agreement are necessary to effectuate its terms. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. This Agreement does not conflict with Buyer's organizational documents or with any agreement to which Buyer is a party, or give rise to the right of any party to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract; or result in the imposition or creation of any encumbrance upon any of the assets owned or used by Buyer. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.
Neither the execution and delivery of this Agreement by Buyer or its assigns, nor the consummation or performance of any of the transactions contemplated hereby by Buyer or its assigns, will violate any organizational document of Buyer or any agreement to which it is a party. Buyer will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except for such notices and consents as have already been obtained, such notices and/or consents necessary to transfer any intellectual property or intellectual property applications, and any notices or consents in connection with the line of credit mentioned in Article 3.3 hereof.

     2.2.3 Certain Proceedings. There is no pending proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions contemplated hereby. To the Knowledge of Buyer, no such proceeding has been threatened.

     2.2.4 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will become the obligation of Seller.


Article III.  EMPLOYMENT/LINE OF CREDIT

     3.1 Shareholder to be Employed by Buyer. Simultaneously with Closing, Buyer shall employ Shareholder upon the terms and conditions set forth in an Employment Agreement substantially in the form of Schedule 3.1 hereto. Seller acknowledges that such employment will occur, represents that the employment of Shareholder by Buyer does not conflict with any obligation of the employee to Seller by contract, operation of law or otherwise, and Seller consents to such employment.

     3.2 Seller's Employees. On the Closing Date, Buyer shall offer employment to all Employees of the Seller on terms substantially similar to the terms of employment under which such Employee is currently employed by the Seller; provided, that Buyer may terminate at any time after the Closing Date, the employment of any employee who accepts such offer. Buyer shall cover the Employees under Buyer's existing medical, dental, life and disability policies as of the date of Closing, and shall enroll the Employees under Buyer's 401K plan on the first enrollment eligibility date after Closing. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the "Transferred Employees". Seller will not take any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employee and shall permit access to Seller's employees before Closing in order to enroll them in the benefit plans described above. Buyer intends that any employees hired by it as set forth above would be managed in accordance with Buyer's standard practices applicable to Buyer's existing employees.

     3.3 Line of Credit. Buyer agrees that it shall use all commercially reasonable efforts to have Shareholder removed as a personal guarantor of Seller's bank line of credit at Closing, and that if Shareholder is not so removed, Buyer shall pay in full the balance due with respect to such line of credit at Closing.


Article IV.  PURCHASE PRICE AND PAYMENT

     4.1 Purchase Price. The purchase price for the Purchased Assets shall consist of the following:

     (a) Subject to Article 4.1 (b) below, Buyer shall pay to Seller at closing an amount equal to (i) $500,000, representing payment for property and equipment, plus (ii) the net book value on Seller's balance sheet as of the date of Closing of the accounts receivable and the remaining assets being acquired by Buyer, less (iii) the net book value on Seller's balance sheet as of the date of closing of Seller's liabilities, with such listed liabilities being assumed by Buyer. The purchase price shall be allocated for tax purposes as required by the Code. Seller and Buyer agree to complete and sign Internal Revenue Service Form 8594 and to file Form 8594 with their respective tax returns for the taxable year in which Closing occurs.

     (b) That amount of the purchase price equal to 20% of the net book value of the accounts receivable being acquired by Buyer shall be paid into an escrow account. As the final 20% of the accounts receivable acquired at closing are actually collected by Buyer, Seller shall be paid from the escrow account an amount equal to such collections within 10 days of the end of the month when collected. After six months from the date of Closing, any outstanding receivables subject to the escrow arrangement shall be returned to Seller and the remaining escrow funds returned to Buyer. Buyer shall permit Seller and Seller's legal and accounting advisors full, complete and prompt access, upon reasonable prior notice and at such times as are reasonably acceptable to Buyer and Seller, to all books, records, and other documents as may from time to time be reasonably requested by Seller to verify the collection of the accounts receivable as contemplated by this
Article 4.1 (b).

     (c) For a period of four years from Closing, Seller shall receive as additional consideration for the sale of the Purchased Assets, on a quarterly basis, within 30 days after the end of each fiscal quarter of Buyer, an amount equal to [REDACTED] of the EBITDA (as defined below) in year one, [REDACTED] in year two, [REDACTED] in year three and [REDACTED] in year four of the Unit. Seller shall receive on a quarterly basis from Buyer a written report of the calculation of the EBITDA. EBITDA will be calculated in accordance with GAAP. EBITDA expenses will be calculated based on the following: (i) all direct expenses of the business unit to be operated following consummation of this transaction (the "Unit"), including personnel, personnel benefits, facilities, equipment, etc. will be included; (ii) synergistic savings will be credited to the Unit based on agreement between the executive in charge of the Unit and the President of Buyer; and (iii) proportional corporate expenses, including accounting, audits, SOX Compliance and corporate support and not to exceed $100,000 per year, will be included. Buyer shall permit Seller and Seller's legal and accounting advisors full, complete and prompt access, upon reasonable prior notice and at such times as are reasonably acceptable to Buyer and Seller, to all books, records, and other documents as may from time to time be reasonably requested by Seller to verify the calculation of the EBITDA as contemplated by this Article 4.1 (c).

     4.2 Seller and Buyer agree that Seller may supply inventory to Buyer at a mutually agreed upon price for inclusion in finished products to be sold.


Article V.  CLOSING

     5.1 Closing Time and Place. Closing of the sale and purchase of assets (the "Closing") shall take place at the offices of Buyer's attorney at such time and date as the parties shall agree, but as soon as practical and in any event before March 31, 2009 unless such date is mutually extended by Buyer and Seller.

     5.2 Seller's deliveries at Closing. Seller shall deliver at Closing (and it is a condition to Buyer's obligations to deliver the Option and close the transaction that all such deliveries be made):

     5.2.1 Bills of Sale and such other documents as may be necessary to convey to and vest in Buyer title to the Purchased Assets free and clear of all liens, claims and encumbrances (other than those obligations expressly assumed by Buyer hereunder), including but not limited to instruments of assignments and transfer, in form and substance satisfactory to Buyer, of all registration certificates or applications for the same for all Intellectual Property, including patents, marks, web sites, business logos, utility models of any nature hereunder, the right to use the names "Micro Memory Bank," "[REDACTED]" and "[REDACTED]" and all the business logos and domain names of Seller, as well as all other information or data relating to the web site of Seller. Ownership of items having no tangible physical representation is deemed transferred to Buyer at Closing.

     5.2.2        The lists of Purchased Assets and Excluded Assets.

     5.2.3        The Financial Statements.

     5.2.4        All Customer Lists.

     5.2.5 The Certificate from the Commonwealth of Pennsylvania showing "no liens" for Pennsylvania taxes.

     5.2.6 A Certificate of Amendment of the Certificate of Incorporation of Buyer, duly executed by the appropriate officer(s) of Buyer, changing its name to a name not including the words "Micro Memory Bank," "[REDACTED]" or "[REDACTED]." Seller agrees that Buyer may file or cause to be filed such certificate immediately upon consummation of Closing.

     5.2.7 An opinion letter from counsel to Seller in form and substance satisfactory to Buyer and its counsel.

     5.2.8 A Secretary's Certificate in form and substance satisfactory to Buyer setting forth a complete listing of all officers, directors and shareholders and certifying resolutions of the Board of Directors of Seller approving this Agreement.

     5.2.9 A Certificate of the appropriate officer(s) of Buyer that all representations and warranties made in the Agreement are true at Closing.

     5.2.10       Internal Revenue Service Form 8594 signed by Seller and
Buyer.

     5.2.11 Schedule 2.1.9(a) updated through the Closing Date for accrued vacation and sick pay.

     5.2.12 An assignment and assumption of Seller's real estate lease for the Premises known as 130 Corporate drive, Montgomeryville, PA 18936 and of Seller's postage meter lease, each signed by Seller, Buyer and the relevant property owner, and any other documentation required for the assignment of contracts from Seller to Buyer.

     5.2.13 The Employment Agreement for David Sheerr, in the form attached hereto as "Exhibit A," signed by Buyer and David Sheerr.

     5.3 Buyer's deliveries at Closing. At Closing, Buyer shall deliver (and it is a condition to Sellers obligation to close the transaction that all such deliveries be made):

     5.3.1 The portion of the Purchase Price required to be delivered at Closing pursuant to Article 4.1 (a) hereof.

     5.3.2 Evidence of the removal of Shareholder from his guaranty of obligations under the Line of Credit described in Article 3.3 hereto or evidence of the payment in full of such Line of Credit.

     5.3.3 An assignment and assumption of Seller's real estate lease for the Premises known as 130 Corporate drive, Montgomeryville, PA 18936 and of Seller's postage meter lease, each signed by Seller, Buyer and the relevant property owner, and any other documentation required for the assignment of contracts from Seller to Buyer.

     5.3.4 An assumption by Buyer of the Assumed Obligations, in form and substance satisfactory to Seller's counsel.

     5.3.5 A Secretary's Certificate in form and substance satisfactory to Seller certifying resolutions of the Board of Directors of Buyer approving this Agreement.

     5.3.6 A Certificate of the appropriate officer(s) of buyer that all representations and warranties made in the Agreement are true at Closing.

     5.3.7        Internal Revenue Service Form 8594 signed by Seller and
Buyer.

     5.3.8 The Employment Agreement for David Sheerr, in the form attached hereto as "Exhibit A," signed by Buyer and David Sheerr.

     5.4 Further Conditions to Closing. Notwithstanding any other provision of this Agreement to the contrary, Buyer's obligation to close is also conditioned on (i) the obtaining of all necessary regulatory approvals and consents; (ii) the completion of a full and thorough commercial, legal, environmental and financial due diligence exercise to the reasonable satisfaction of Buyer, and the satisfaction of Buyer with the result of such review in its sole discretion, the details and timing of which to be agreed by Buyer with its professional advisors (as the financial statements of Seller are not audited, Buyer reserves the right, at its sole expense, to have an audit performed by an independent certified public accounting firm whose objectives would include the testing and validation of the integrity of the financial data and its conformance to Generally Accepted Accounting Principles); and (iii) Buyer's determination that no actions shall have taken place prior to Closing which in its reasonable opinion would or may damage the business or materially affect the valuation of the business of Seller.


Article VI.  COSTS AND EXPENSES

     6.1 Each of the parties shall bear their own costs and expenses including fees in respect of external advisors, including investment bankers, auditors and lawyers.

     6.2 Any costs relating to the transfer of the Purchased Assets including but not limited to costs relating to transfer of intellectual property rights shall be paid by Buyer.


Article VII.  SELLER'S NOTICE TO TAXING AUTHORITIES.

     Seller shall provide ten-day notice letters to the Pennsylvania Department of Labor and Industry (pursuant to Section 308.3 of the Unemployment Compensation Law) and the Pennsylvania Department of Revenue (pursuant to Section 1403 of the Fiscal Code (relating to non-individual sellers), and Section 240 of the Tax Reform Code of 1971).


Article VIII. CONFIDENTIALITY AND NON-COMPETITION

     8.1 Confidentiality. "Confidential Information" includes all information, whether oral, written or machine readable, tangible or intangible, relating to Buyer's business, products, services, processes, programs, customers, suppliers, marketing, methods, business plans and/or business prospects, and the terms of this Agreement. Seller agrees to preserve all Confidential Information in confidence, and shall not use or disclose such to any third party, other than to the parties' respective employees and advisors including attorneys who have a need to know such information to fulfill their duties. Confidential Information shall not include information (i) in possession of a party or its affiliates prior to the time of disclosure, (ii) that is or becomes generally known in the industry or to the public, (iii) that is made available to a party hereto by a third party who is not under a duty to keep such information confidential,
(iv) independently developed by a party. This provision shall not prevent the disclosure of Confidential Information required to be disclosed by law, regulation or court order (so long as a good faith attempt is made to notify Buyer in advance of the disclosure in order to permit Buyer a reasonable opportunity to seek a protective order or other relief to prevent or limit the disclosure).

     8.2          Non-Competition.   "Prohibited Activity" means (i) the
conduct of the operations constituting same type of operations as the Business or any aspect thereof anywhere in the world, including but not limited to engaging in selling or purchasing inventory or product except for the sale of Seller's inventory purchased before the date of this Agreement or (ii) soliciting employees of the Company in connection with any business, whether or not such business competes with the business of the Company, its successors or affiliates. Seller shall not engage in any Prohibited Activity during the period beginning on the date of Closing and ending on the second anniversary of the date of the last payment made by Buyer with respect to the Purchase Price under this Agreement. For a period of six (6) months after Closing, Seller will correspond with the Customers in any reasonable manner requested by Buyer to support the acquisition of the Purchased Assets by Buyer. Seller agrees that from and after Closing Seller will not otherwise directly or indirectly contact or attempt to contact any Customers in connection with the Purchased Assets other than through the officers of Buyer, except to collect any accounts receivables existing at the date of Closing, except as specifically requested by Buyer and except to solicit orders for and otherwise, sell and transfer its inventory purchased before the date of this Agreement. Seller also agrees that no such inventory may be sold under the name "Micro Memory Bank" or any other name transferred to Buyer pursuant to this Agreement.

     8.3          Enforcement; Injunctive Relief.    Seller acknowledges
that a breach of this Article 8 would cause immediate and irreparable damage which would not adequately be remedied by monetary damages, and therefore Seller agrees that injunctive relief in addition to any other legal or equitable remedies available (including, without limitation, monetary damages) is appropriate in order to enforce this Article 8 Seller has reviewed the scope, duration and geographical limitations of the covenants made in Article 8.2 and agrees that they are reasonable and necessary to protect Buyer. However, the parties agree that if such Article 8.2 is found to be unenforceable due to restrictions unreasonable in scope, duration or geographical area, then the appropriate court may reform Article 8.2 so that the restrictions in it are reasonable and enforceable.


Article IX.  INDEMNIFICATION

     9.1 Seller and Shareholder shall jointly and severally shall indemnify, defend, and hold Buyer and its officers, directors, agents, partners, members, controlling entities and employees (collectively, "Buyer Indemnitees") harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys' fees and expenses) that Buyer Indemnitees incur or suffer as a result of, or arising out of (a) Seller's or Shareholder's breach of any of Seller's or Shareholder's representations, warranties, covenants or agreements in this Agreement or (b) any Retained Obligations.

     9.2 Buyer shall indemnify, defend, and hold Seller, Shareholder and Seller's officers, directors, agents, partners, members, controlling entities, and employees (collectively, "Seller Indemnitees") harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys' fees and expenses) that Seller Indemnitees incur or suffer as a result of or arising out of (a) Buyer's breach of any of Buyer's representations, warranties, covenants or agreements in this Agreement or (b) any Assumed Obligations.


Article X.  NOTICES

     10.1 All communications between the parties hereto in respect of, or notices or other information sent under, this Agreement shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier, addressed to the relevant party at its address, electronic mail or facsimile number specified below or at such other address, electronic mail or facsimile number as such party may subsequently request in writing. Each party shall promptly notify the other of a change of address. All such communications and notices shall be effective upon receipt.

     10.2 If Seller receives any notices, correspondence or other documents in respect of the Purchased Assets, Seller shall promptly forward them to Buyer.

Copies of all notices or other communication shall be sent to:

With respect to Seller:

Micro Memory Bank, Inc.
c/o Mr. David Sheerr
130 Corporate Drive
Montgomeryville, PA 18936

with a copy to:

L. Gerald Rigby
Archer & Greiner, P.C.
One Liberty Place - 32nd Floor 1650 Market Street
Philadelphia, PA 19103-7393
215-279-9684
Fax: 215-568-2843
Email: grigby@archerlaw.com

With respect to Shareholder:

Mr. David Sheerr
[REDACTED]

with a copy to:

L. Gerald Rigby
Archer & Greiner, P.C.
One Liberty Place - 32nd Floor 1650 Market Street
Philadelphia, PA 19103-7393
215-279-9684
Fax: 215-568-2843
Email: grigby@archerlaw.com

With respect to Buyer:

President
Dataram Corporation
Route 571
P.O. Box 7528
Princeton, NJ  08543-7528
Telephone:     (609) 799-0071
Telefax:     (609) 936-1689

with a copy to:

Thomas J. Bitar, Esq.
DILLON, BITAR & LUTHER, L.L.C.
53 Maple Avenue
P. O. Box 398
Morristown, NJ 07963-0398
Tel.:  973-539-3100
Fax:  973-292-2960
Email:  tbitar@dbl-law.com


Article XI.  MISCELLANEOUS

     11.1          Tax Cooperation.  From and after Closing, Seller and
Buyer shall each (i) provide the other party with such assistance as may be reasonably requested in connection with the preparation of any tax return or any audit or other examination by any Governmental Entity or any other Legal Proceeding involving or relating to liability for taxes, (ii) retain and provide to the other party all records and other information that may be relevant to any such tax return, audit or examination, proceeding or determination and (iii) provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of the other party for any period, in each case only to the extent such matters pertain to the Purchased Assets.

     11.2 Transfer Taxes. Except with respect to sale and use taxes, as provided below, all other transfer, stamp, duty and similar taxes assessed or payable by state and local taxing authorities in connection with the transfer of the Purchased Assets or other transactions contemplated by this Agreement ("Transfer Taxes"), regardless of whether such Transfer Taxes become due or payable on or after Closing, shall be paid by the party legally responsible therefor. If sales and use taxes are due in respect of the transactions contemplated hereunder, then Buyer shall bear the total sales and use tax amount.

     11.3 Further Assurances. Each party hereto agrees to (i) execute and deliver, or to cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such actions as the other party may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

     11.4 Survival; Successors and Assigns. All representations, warranties, covenants, indemnities and other provisions made by the parties hereto shall be considered to have been relied upon by the parties hereto, shall be true and correct as of Closing, and shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby for a period of four (4) years, except that there shall be no time limitation with respect to tax or environmental matters. This Agreement, including the representations, warranties, covenants and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the parties hereto and their respective successors and permitted assigns.

     11.5 Exercise of Rights and Remedies. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto and no waiver of any provision of this Agreement, nor consent to any departure by any party from it, shall be effective unless it is in writing and signed by the affected party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a party hereto to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such party to exercise any of its rights under any other related document against the other party or any other entity.

     11.6 Entire Agreement; Conflict. This Agreement and the exhibits and schedules hereto constitute the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties in respect thereof, all of which have become merged and finally integrated into this Agreement.

     11.7 Counterparts; Telecopies. This Agreement may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by telecopier, facsimile or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

     11.8 Severability. The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

     11.9 Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW JERSEY (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

     11.10 Jurisdiction. Each of the parties hereto irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the District of New Jersey located in the County of Mercer or the courts of the State of New Jersey located in the County of Mercer for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over them.

     11.11 Interpretation. Article and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement. This Agreement shall be deemed to have been jointly drafted and negotiated by the parties and no provision of it shall be interpreted or construed for or against either party because such party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.

                         [signature page follows]


     IN WITNESS WHEREOF, Seller and Buyer have executed this Asset Purchase Agreement by their duly authorized officers as of the date first set forth above.
                              MICRO MEMORY BANK, INC.


                              By:  /s/ David Sheerr
                                 _________________________
                              Name:  David Sheer
                              Title: President

                              DATARAM CORPORATION


                              By:  /s/ John H. Freeman
                                 _________________________
                              Name:  John H. Freeman
                              Title:  President & CEO


  /s/ David Sheer
_____________________________
David Sheerr, individually and as sole shareholder of Seller








           Schedule 2.1.8(c) Environmental Reports, Studies, Assessments
                          (to be provided before Closing)


                     Schedule 2.1.8(d) Governmental Permits
                         (to be provided before Closing)




                      Schedule 2.1.9(a) Employee Information
                          (to be provided before Closing)




                      Schedule 2.1.9(b) Employee Benefit Plans
                          (to be provided before Closing)





                          Schedule 2.1.12 Customer List


                                [REDACTED]


                      Schedule 3.1 Employment Agreement





                                                          [EXECUTION COPY]

                           EMPLOYMENT AGREEMENT
                           ____________________


     AGREEMENT, dated as of March __, 2009, between Dataram Corporation (the "Company"), a New Jersey corporation having a mailing address at P.O. Box 7528, Princeton, New Jersey 08543-7528, and David Sheerr (the "Executive"), an individual having a mailing address at c/o Micro Memory Bank, Inc., Corporate Drive, Montgomeryville, PA 18936.

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Term Of Employment. The Company will employ the Executive, and the Executive hereby accepts employment by the Company, on the terms and conditions contained in this Agreement for the period commencing upon the date of this Agreement and ending on the fourth anniversary of the date set forth above (the "Expiration Date"); provided, however, that such employment is conditioned on the Company's continued operation of the Unit defined in
Section 2.1 of this Agreement.

     2.     Duties.

     2.1 Position. During the term of Executive's employment under this Agreement (the "Term"), the Executive shall serve as the Company's general manager of the micro memory business unit (the "Unit") of the Company and report directly to the President and CEO of the Company, with such additions to the scope of the duties of his employment within the Company's field of operations or those of the Company's subsidiaries or affiliated corporations as the Company may direct.

     2.2 Time. The Executive shall devote all of his business time, energy and skill to the affairs of the Company and its subsidiaries and affiliated corporations and to the promotion of their interests, provided that the Executive may serve as a director of such business and not-for-profit corporations, and as a principal of businesses and other ventures, as the Company shall permit in its discretion. The Company hereby permits Executive to devote reasonable time, energy and skill to the disposition of the inventory of Micro Memory Bank, Inc. existing on the date of this Agreement, so long as such disposition does not interfere with Executive's duties to the Company as determined in the reasonable judgment of the Company's President.

     3.     Compensation.

     3.1 Base Compensation. During the Term, the Company shall pay the Executive a salary at the rate of [REDACTED] per annum, payable in equal installments in accordance with the Company's normal practices for payment of executives. Executive shall receive such annual increases in Base Compensation as the Board of Directors of Company deems appropriate.

     3.2    Bonus Compensation.  [REDACTED]

     3.3 Reimbursement for Expenses. During the Term, the Company will reimburse the Executive for all documented expenses properly incurred by the Executive in the performance of the Executive's duties under this Agreement.

     3.4 Stock Options. Subject to the approval of Dataram's Board of Directors and its standard stock option procedures, non-statutory five-year Dataram stock options in the total amount of 100,000 shares per year will be made available annually for four years to the Unit, to be allocated among Mr. Sheerr and certain employees of such unit as are recommended by Mr. Sheerr in his capacity as general manager, subject to standard Dataram stock option guidelines. All such options shall have an exercise price equal to fair market value on date of grant and shall vest on or after the first anniversary of the date of grant. The first year's stock option for an aggregate of 100,000 shares will be granted within 90 days from the date of this Agreement.

     3.5 Other Benefits. In addition to the benefits specified in Sections 3.1 through 3.4, during the Term the Executive will be entitled to participate in any present and future life insurance, travel insurance, disability insurance, health insurance, pension, retirement and similar plans adopted by the Company for the general and overall benefit of its employees and its principal executives. The Executive shall be entitled to twenty (20) days paid vacation per year.

     3.6 Withholding. The Company shall have the right to withhold from any amounts payable hereunder any amounts required to be withheld by the appropriate taxing authorities.

     4. Nonassignability Of Benefits. No benefit under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer or assignment by the Executive, his beneficiaries or his estate, nor shall any benefit in any manner be liable for or subject to attachments or legal process for or against the Executive, his beneficiaries or his estate.

     5.     Termination Of Agreement.

     5.1 Termination Generally. Except as otherwise expressly stated herein, this Agreement, and all liabilities and obligations of the Company to the Executive under this Agreement, shall cease and terminate upon the earliest of the events specified below, provided that such termination shall not effect the right of the Executive or his estate or beneficiaries to receive any salary or bonus accrued but unpaid, and shall not affect any vested rights which the Executive may have pursuant to any insurance or other benefit plans or any other plans, policies or arrangements of the Company or any of its subsidiaries or affiliated corporations:

     (a)    the occurrence of the Expiration Date;

     (b) the date of a determination by the Company that this Agreement should be terminated by reason of the Executive's suffering from a disability to such an extent that he will be unable to perform the functions of his office for a continuous period of not less than 6 months from the date of such determination;

     (c) in the event the Company is consolidated with or merged into any other corporation or entity or sells or conveys to any other corporation or entity all or substantially all of its assets, or there is a change in control of the Company (defined as a change in ownership resulting in an individual, entity or group owning 51% or more of the outstanding shares of the Company's Common Stock), the Company or any such successor entity may terminate this Agreement upon thirty (30) days notice to the Employee;

     (d)    the death of the Executive, subject to Section 5.3;

     (e)    the date of termination for cause as discussed in Section 5.2;
and

     (f) voluntary termination of the Executive pursuant to Section 5.4 hereof.

     5.2 Termination for Cause. Anything herein to the contrary notwithstanding, the Company may terminate the Term and all of the Company's then remaining obligations hereunder for cause. For purposes of this Agreement, "cause" shall mean the Executive's material breach of this Agreement as defined by any of the following actions of the Executive: (a) the Executive's gross negligence in performing his duties or willful or knowing failure or refusal to perform his duties as directed by the Company;
(b) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (c) the misappropriation (or attempted misappropriation) of any funds or property of the Company; (d) any breach of any duty of loyalty (imposed by this Agreement, at law, in equity or otherwise) owed to the Company; (e) the conviction of any crime involving an act of dishonesty or moral turpitude; or (f) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

     5.3 Death. If the Executive dies during the Term, the Executive's estate shall be entitled to receive the base compensation provided in
Section 3.1 at the then current rate to the last day of the 6th month after his death occurs together with the bonus for any fiscal year which concludes during that 6 month period. If a fiscal year does not conclude during such 6 months, the Executive's estate shall be entitled to a bonus for the year of his death prorated according to the number of months in such year through the 6th month of the Executive's death

     5.4 Termination by Executive. The Executive may terminate his employment under this Agreement upon 120 days written notice.

     5.5 Post-Termination Compensation. In the event the Executive is terminated by the Company other than for cause, or a notice of termination is given by the Executive pursuant to 5.4 by reason of a material (a) decrease in base salary or (b) change in job description, status or position, (c) diminution of duties or (d) change in location of employment to a location more than fifty miles from the headquarters of the Unit at the date of this Agreement, then the Company will pay the Executive six months base salary at the rate existing 60 days prior to the date of the notice of termination. Such payment shall be considered to be a severance payment and shall relieve the Executive and the Company of all obligations hereunder except that the Executive's covenants in Section 6, 7 and 8 shall be continuing obligations.

     6. Confidentiality. During the Term and for three years thereafter Executive will not disclose information concerning the Company's affairs, including undisclosed financial information, products, the identity of suppliers and the identity of customers, as to which the Executive has obtained specific knowledge during the Term and which is otherwise unknown to the public. The Executive's obligations under this Section 6 shall survive the termination or expiration of this Agreement.

     7. Assignment And Disclosure Of Inventions. As used herein, "Restricted Inventions" shall mean all inventions, discoveries, improvements or modifications to inventions or discoveries, whether or not patentable, which are conceived of and/or reduced to practice, by the Executive, alone or with others, at any time during the Term and which are used or useful by the Company in any of its lines of business. The Executive shall disclose any Restricted Invention promptly to the Company and the Executive hereby assigns the Company all rights to any Restricted Invention. The Executive will execute and deliver all documents and instruments necessary or desirable for the Company to apply for and obtain domestic and foreign patents for Restricted Inventions. The Executive's obligations under this
Section 7 shall survive the termination or expiration of this Agreement.

     8.     Competition And Post Employment Restriction.

     8.1 Restrictions. During the term of this Agreement and (i) for one year thereafter, if Executive's employment with the Company is three years or longer or (ii) for two years thereafter, if Executive's employment with the Company is less than three years, the Executive covenants and agrees that the Executive shall not directly or indirectly, without the Company's prior written consent: (a) make any public statement or disclosures inconsistent with his duties to advance the business and interests of the Company or make any statement disparaging the Company; (b) engage in selling, purchasing inventory or product, research, scientific investigation, employment or consulting as an officer, director, employee, consultant or individual in any capacity whatsoever in any enterprise (whether or not for profit) which competes substantially with the business of the Company or the Company's interests, successors or affiliates; or (c) solicit employees of the Company in connection with any business, whether or not such business competes with the business of the Company, its successors or affiliates. If the Company is making payments to the Executive pursuant to the terms of this Agreement after the fourth anniversary of this Agreement, the additional one year period set forth in the first sentence of this Section 8.1 shall be extended to one year after the date the last such payment is made by the Company to the Executive. The Company expressly excepts from the restrictions set forth in subsection (b) above the sale of the inventory of Micro Memory Bank, Inc. as contemplated in Section 2.2 hereof.

     The Executive represents and warrants that his employment by the Company, as set forth herein, does not and will not cause him to be in breach of any other employment agreement or arrangement with any other party. The Executive's obligations under this Section 8 shall survive the termination or expiration of this Agreement.

     8.2 Covenants Extendable and Divisible. In the event of a breach by the Executive of any covenant set forth in Section 8.1 of this Agreement, the term of such covenant will be extended by the period of the duration of such breach. If any covenant in Section 8.1 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

     9. Injunctive Relief. The Executive acknowledges that disclosure of any Restrictive Inventions or any breach of any restrictive agreements contained herein shall give rise to irreparable injury to the Company. The damage done to the Company will be difficult to ascertain and the Company will be inadequately compensated in damages. Accordingly, the Company may seek and obtain injunctive relief against the breach of the foregoing undertakings, in addition to any other legal remedies, which may be available. The Executive further acknowledges and agrees that in the event of the termination of employment with the Company, the Executive's experience and capabilities are such that the Executive can obtain employment in business activities which are of a different or noncompeting nature with his activities as an Executive of the Company; and the enforcement of a remedy hereunder by way of injunction shall not prevent the Executive from earning a reasonable livelihood. The Executive further acknowledges and agrees the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

     10. Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable, due to being overbroad, shall be deemed to be amended to be only as broad as may be fully enforceable. Any provision of this Agreement which, notwithstanding the foregoing sentence, is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, shall not affect, impair or invalidate the remainder of this Agreement.

     11. Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators, legal representatives and assigns.

     12. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if mailed by first class certified mail, return receipt requested, postage prepaid, to the parties at their address as first set forth above. A copy of any notice to the Company also shall be sent to:

               Thomas J. Bitar, Esq.
               Dillon, Bitar & Luther
               53 Maple Avenue
               Morristown, New Jersey 07960

A copy of any notice to the Executive shall be sent to:

               L. Gerald Rigby, Esquire
               Archer & Greiner
               One Liberty Place, 32nd Floor
               1650 Market Street
               Philadelphia, PA  19103

Either party, by notice in writing mailed to the other as provided herein, may change the address to which future notices to such party shall be mailed.

     13. Miscellaneous. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey. This Agreement embodies the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings relating to the subject matter hereof except for written obligations relating to the stock option and benefit plan. This Agreement may not be modified or amended or any term or provision thereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. All prior Agreements between the parties concerning the subject matters of this Agreement are hereby terminated. The headings of this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning thereof.

                         [signature page follows]





























     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.


                                   DATARAM CORPORATION



                                   By:
                                        __________________________________
                                       John H. Freeman, President
                                       and Chief Executive Officer


                                   THE EXECUTIVE



                                   ____________________________________
                                   David Sheerr
























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